Exhibit 99.1

Name and Address of Reporting Person:	York Tactical Energy Holdings, LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date Event Requiring Statement
(Month/Day/Year):	May 17, 2019

Footnotes to Form 3

(1) This statement is being filed by the following Reporting Persons: York Tactical Energy Holdings, LLC (“York Tactical GP”), York Tactical Energy Fund, L.P. (“York Tactical”) and York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”).

(2) York Capital Management Global Advisors LLC  (“YGA”) is the sole managing member of York Tactical Energy Holdings, LLC, which is the general partner of York Tactical and York Tactical PIV-AN. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital Management, L.P. (“York Capital”) and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer. YGA, Matthew Bonnano, David Magid, and William Vrattos each reported their indirect ownership of the Issuer’s securities on a Form 4 filed with the Securities and Exchange Commission on May 21, 2019.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.

(4) Represents 1,700 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”) issued to York Tactical (comprised of 1,667 issued for $1,000 per share and 33 issued as the origination fee), convertible inititally into 226,667 shares of Common Stock, and 3,400 Series B Preferred Shares issued to York Tactical PIV-AN (comprised of 3,333 to be issued for $1,000 per share and 67 issued as the origination fee), convertible initially into 453,333 shares of Common Stock, in each case, pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, by and among York Tactical, York Tactical PIV-AN and the Issuer, dated as of May 17, 2019 (the “Series B Purchase Agreement”) filed by YGA as Exhibit 10.20 to Amendment No. 6 to Schedule 13D on May 22, 2019 (the “13D Amendment”), and in accordance with the Certificate of Desingations, filed by the Issuer as Exhibit 3.4 to the Quarterly Report on Form 10-Q filed by the Issuer on November 9, 2018 (the “Certificate of Designations”).

(5) The Issuer has the option to convert all, but not less than all of the Series B Preferred Shares into shares of Common Stock at a conversion price of $7.50 per share, subject to adjustments, on any date on which the volume weighted average trading price of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of $7.50 per share, subject to adjustments and certain terms and conditions, pursuant to the Certificate of Designations. The Issuer must convert all Series B Preferred Shares into shares of Common Stock at a conversion price of $7.50 on the earlier of (i) 10 business days following a FID Event (as defined in the Certificate of Designations) and (ii) May 24, 2029, in each case, subject to adjustments, including for dividends, as specified in the Certificate of Designations.

(6)  Subject to certain adjustments as specified in the Certificate of Designations.

(7) Represents 30,166 Series B Warrants issuable to York Tactical; and 59,077 Series B Warrants issuable to York Tactical PIV-AN, in each case, with the Series B Preferred Shares pursuant to the Series B Purchase Agreement.

(8) Subject to certain adjustments as specified in the Series B Warrant Agreement contemplated by the Series B Purchase Agreement (the “Series B Warrant Agreement”), filed by YGA as Exhibit 13 to the 13D Amendment.

(9) Exercisable by holder before 5 p.m. Central Standard time on May 24, 2022.  Prior to such date, the Issuer can force mandatory exercise if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the 90 prior trading days is equal to or greater than 175% of $7.50 per share of Common Stock, subject to adjustments as specified in the Series B Warrant Agreement.

(10) Exercisable initially into an equal number of shares of Common Stock, subject to adjustments as specified in the Series B Warrant Agreement.

(11) The warrants are issuable with the Series B Preferred Shares for no additional consideration.